Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

We consent to the incorporation by reference in Registration Statement No. 333-90890 on Form S-3, Registration Statement No. 333-112628 on Form S-8, and Registration Statement No. 333-49387 on Form S-8, of our report dated November 28, 2005, relating to the consolidated financial statements, (before retrospective adjustments to the financial statements for the effects of discontinued operations) (not presented herein) and financial statement schedules of Allied Healthcare International Inc., appearing in this Annual Report on Form 10-K of Allied Healthcare International Inc. for the year ended September 30, 2007.

/s/Deloitte & Touche LLP
New York, New York
December 11, 2007